Exhibit 99.1

Energizer Holdings, Inc. 533 Maryville University Dr. St. Louis, MO 63141

FOR IMMEDIATE RELEASE	Company Contact

Jacqueline Burwitz
Investor Relations
314-985-2169
November 15, 2018	JacquelineE.Burwitz@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2018 Fourth Quarter and Full Year Results and Provides Financial Outlook for the Fiscal Year 2019

•	Reported net sales decreased 1.7% in the fourth fiscal quarter driven by lower hurricane activity in the current period and unfavorable currency impacts

•	Organic net sales, excluding year over year impact of hurricanes, increased 2.3%

•	Diluted EPS was $0.02 in the fourth fiscal quarter compared to $0.55 in the prior year fourth quarter, and Adjusted Diluted EPS was $0.83 compared to $0.54 in the prior year fourth quarter

•	Fiscal year 2019 is expected to deliver low single digit organic revenue growth and Adjusted Diluted EPS in the range of $3.40 to $3.50

St. Louis —November 15, 2018—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the fourth fiscal quarter and full fiscal year, which ended September 30, 2018. For the fourth fiscal quarter, net earnings were $1.5 million, or $0.02 per diluted share, compared to net earnings of $34.1 million, or $0.55 per diluted share, in the prior year fourth quarter. Adjusted net earnings in the fourth quarter were $50.8 million, or $0.83 per diluted share, compared to adjusted net earnings of $33.6 million, or $0.54 per diluted share.

For the year, the Company reported net earnings of $93.5 million, or $1.52 per diluted share, compared with net earnings of $201.5 million, or $3.22 per diluted share, in the prior year. Adjusted net earnings for the current fiscal year were $207.1 million, or $3.37 per diluted share, compared to $186.8 million in the prior fiscal year, or $2.98 per diluted share.

“In our third full year as a stand-alone company, we continued to deliver strong results across a number of key metrics, including organic revenue, adjusted earnings per share and adjusted free cash flow growth,” said Alan Hoskins, Chief Executive Officer. “Our strong performance continues to be powered by our focus on our strategic priorities: lead with innovation, operate with excellence and drive productivity gains. Looking forward, our unrelenting focus on these priorities will drive our Fiscal 2019 outlook including our fourth consecutive year of expected organic revenue growth and $3.40 to $3.50 of adjusted diluted earnings per share.”

Fourth Fiscal Quarter Financial Highlights (Unaudited)

The following is a summary of key fourth fiscal quarter results. All comparisons are with the fourth quarter of fiscal 2017 unless otherwise stated.

•	Net sales were $457.2 million, down 1.7%: (a)

•

Organic net sales decreased 0.6% primarily due to the lapping of prior year hurricane activity in the U.S. offset by distribution gains, the favorable impact of pricing initiatives and the timing of holiday activity. Excluding the year over year impact of hurricanes, organic sales increased 2.3%;

•	The impact of the Nu Finish acquisition resulted in increased sales of $2.3 million, or 0.5%;

•	Our Argentina operations, deemed to be highly inflationary, had an unfavorable impact on net sales of $2.0 million, or 0.4%; and

•	Unfavorable movement in foreign currencies, excluding Argentina, resulted in decreased sales of $5.2 million, or 1.2%.

•	Gross margin percentage was 45.5%, down 50 basis points from the prior year driven primarily by the unfavorable movement in foreign currencies. (a)

•

A&P spending was 7.0% of sales, a decrease of 270 basis points, or $13.2 million. Spending in fiscal 2018 was more normalized throughout the fiscal year, while spending in fiscal 2017 was more heavily weighted in the fourth quarter in support of our portfolio optimization and the launch of our improved Energizer Max offering.

•

SG&A spending, excluding acquisition and integration costs, was approximately $88.1 million, a decrease of $10.6 million over the prior year due to lower compensation and broker commission costs driven by lower sales in the current quarter as well as savings from our continuous improvement initiatives. SG&A, excluding acquisition and integration costs, was 19.3% compared to 21.2%, as a percentage of sales in the prior year. (a) (b)

•

Earnings before income taxes was negatively impacted by the movement in foreign currencies by approximately $8.4 million in the fourth fiscal quarter, net of hedge impact. This includes $5.6 million from our Argentina operations.

•	Diluted EPS was $0.02 in the fourth quarter and Adjusted Diluted EPS was $0.83. (a)

•	Dividend payments in the quarter were approximately $17 million, or $0.29 per share.

•	Repurchased approximately 313,000 shares of common stock for $20.0 million.

Fiscal 2018 Full Year Financial Highlights (Unaudited)

The following is a summary of key fiscal 2018 full year results. All comparisons are with fiscal 2017 unless otherwise stated.

•	Net sales were $1,797.7 million, up 2.4%: (a)

•

Organic net sales increased 1.3% reflecting favorable pricing, distribution gains and benefits from our portfolio optimization, slightly offset by the lapping of prior year hurricane activity in the U.S. Excluding the year over year impact of hurricanes, organic sales increased 2.2%;

•	The impact of the Nu Finish acquisition resulted in increased sales of $2.3 million, or 0.1%;

•	Our Argentina operations had an unfavorable impact on net sales of $1.9 million, or 0.1%; and

•	Favorable movement in foreign currencies, primarily generated in the first half of the fiscal year, had a positive impact on net sales of $19.1 million, or 1.1%.

•	Gross margin percentage was 46.2%, essentially flat to the prior year, as the net favorable currency impact for the fiscal year was fully offset by higher commodity costs. (a)

•

A&P spending was 6.3% of sales, a decrease of 30 basis points, or $3.2 million, due to slightly higher investments in the prior year to support our portfolio optimization and the launch of our improved Energizer Max offering.

•

SG&A spending, excluding acquisition and integration costs, was approximately $358.8 million, or 20.0% of net sales as compared to $357.3 million, or 20.4% of net sales in the prior year. The improved percentage comparison versus the prior year reflects the improved top-line performance due to organic sales growth, as well as cost savings from our continuous improvement initiatives and focus on managing costs. (a) (b)

•

Earnings before income taxes was negatively impacted by the movement in foreign currencies by approximately $5.3 million, net of hedge impact. This was driven largely by a negative $11.1 million full year impact from Argentina.

•

Income tax rate on a year to date basis was 46.6%. The current year rate includes a $39.1 million charge for the one-time impact of the new U.S. tax legislation passed in December 2017 as well as the impact of $6.0 million related to tax withholding expense for cash movement to fund the acquisition of Spectrum Brands Holdings’ global battery and portable lighting business (Spectrum acquisition). Excluding the impact of our Non-GAAP adjustments, the year to date tax rate was 23.1% as compared to 28.4% in the prior year. The decrease in the current year is driven primarily by the lower statutory U.S. rate that is now effective for fiscal year 2018 brought about by the tax legislation passed at the end of the calendar year 2017. (a)

•	Diluted EPS was $1.52 and Adjusted Diluted EPS was $3.37. (a)

•	Net cash from operating activities was $228.7 million and Adjusted Free Cash Flow was $237.8 million. (a)

•	Dividend payments were approximately $70 million, or $1.16 per share.

•	Repurchased approximately 1,439,000 shares of common stock for $70.0 million.

(a) See Press Release attachments for additional information as well as the GAAP to Non-GAAP reconciliations.

(b) The first quarter 2018 adoption of ASU 2017-07, Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Costs (ASU 2017-07) requires pension financing costs to be recorded in Other items, net. The 2017 results reflect this reclassification which caused a net pension benefit of $2.4 and $11.7 million to be reclassified out of SG&A for the quarter and twelve months ended September 30, 2017, respectively.

Total Net Sales (In millions - Unaudited)

Quarter and Twelve Months Ended September 30, 2018

	Q4	% Chg	Twelve Months	% Chg
Net Sales - FY’17	$465.1		$1,755.7
Organic	(3.0)	(0.6)%	22.5	1.3%
Impact of acquisition	2.3	0.5%	2.3	0.1%
Argentina operations	(2.0)	(0.4)%	(1.9)	(0.1)%
Impact of currency	(5.2)	(1.2)%	19.1	1.1%

Net Sales - FY’18	$457.2	(1.7)%	$1,797.7	2.4%

**

Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached. The Company is presenting separately all changes in sales from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018. For presentation purposes, the Company has recast Argentina’s prior period operations as well.

Total net sales in the fourth fiscal quarter decreased 1.7%, or $7.9 million:

•	Organic net sales decreased 0.6% in the quarter due to the following items:

•	The lapping of prior year U.S. hurricane volume in the fourth fiscal quarter decreased sales by 2.9%;

•	Distribution gains and phasing of holiday activity at certain U.S. retailers increased net sales by 1.3%; and

•	Favorable pricing initiatives across several markets increased net sales by 1.0%.

•	The Nu Finish acquisition had a favorable impact on net sales of $2.3 million, or 0.5%.

•	Our Argentina operations had an unfavorable impact on net sales of $2.0 million, or 0.4%. Our pricing actions in market could not fully overcome the negative inflationary impacts.

•	Unfavorable movement in foreign currencies resulted in decreased sales of $5.2 million, or 1.2%.

Total Segment Profit (In millions - Unaudited) Quarter and Twelve Months Ended September 30, 2018

	Q4	% Chg	Twelve Months	% Chg
Segment Profit - FY’17	$106.0		$453.0
Organic	18.3	17.3%	10.0	2.2%
Impact of acquisition	0.9	0.8%	0.9	0.2%
Argentina operations	(0.7)	(0.7)%	(0.6)	(0.1)%
Impact of currency	(3.9)	(3.6)%	12.4	2.7%

Segment Profit - FY’18	$120.6	13.8%	$475.7	5.0%

**

Refer to the Reconciliation of GAAP and Non-GAAP Financial Measures attached. The Company is presenting separately all changes in segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018. For presentation purposes, the Company has recast Argentina’s prior period operations as well.

Total Segment Profit in the fourth fiscal quarter increased $14.6 million, or 13.8%. Organic growth of $18.3 million, or 17.3%, was primarily driven by lower A&P and SG&A spending in the quarter slightly offset by lower top-line growth as a result of the lapping of U.S. hurricane volume in the prior year. Adding to the segment profit increase for the quarter was the favorable impact of our Nu Finish acquisition of $0.9 million, or 0.8%. Our Argentina operations had an unfavorable impact on segment profit of $0.7 million, or 0.7%. In addition, foreign currency impacts were unfavorable by $3.9 million, or 3.6%.

Financial Outlook Assumptions for Fiscal Year 2019

The Company is providing the below assumptions related to its financial outlook for fiscal year 2019 and excludes operational results from the Spectrum acquisition. All comparisons are with the fiscal year ended September 30, 2018 unless otherwise stated. The outlook provided below takes into account our lapping of hurricane activity in fiscal 2018 that contributed approximately $8 million of net sales and $0.04 to adjusted earnings per share. Our outlook assumes that activity is not expected to repeat.

Net Sales on a reported basis are expected to be up low single digits:

•	Organic net sales are expected to be up low single digits;

•	Nu Finish acquisition is expected to contribute 30 to 40 basis points of net sales growth;

•	Argentina is expected to be a headwind of 30 basis points due to the high inflation;

•	Unfavorable movements in foreign currency, excluding Argentina, are expected to negatively impact net sales by 1.0% to 1.5% based on current rates.

Gross margin rates, excluding acquisition and integration costs, are expected to be down approximately 30 to 70 basis points to the current year; primarily the result of currency headwinds.

A&P spending is expected to be at the lower end of our long term outlook range of 6% to 7% of net sales.

SG&A, as a percent of net sales, excluding acquisition and integration costs, is expected to decline on a year over year basis as we continue to recognize the benefits from our continuous improvement initiatives and is expected to be down 20 to 50 basis points.

Earnings before income taxes is expected to be unfavorably impacted by foreign currency headwinds of roughly $25 to $30 million, net of hedge impacts, based on current rates, including $15 million associated with Argentina, which was deemed highly inflationary as of July 1, 2018.

Ex-unusual income tax rate is expected to be in the range of 23% to 25% based on the current expected country mix of earnings and the new tax law changes.

Adjusted Diluted earnings per share for the full fiscal year is expected to be in the range of $3.40 to $3.50.

Capital spending is expected to be in the range of $30 to $35 million.

Adjusted Free cash flow is expected to be roughly flat reflecting the expected foreign currency headwinds and lapping the benefits of hurricanes and asset sales in fiscal year 2018 that are not expected to repeat.

Dividends, as previously announced, increased 3.5% beginning in the first quarter of fiscal 2019.

Webcast Information

In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on fourth quarter earnings and the financial outlook for fiscal 2019. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under “Investors” and “Events and Presentations” tabs or by using the following link:

https://www.webcaster4.com/Webcast/Page/1192/27872

For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under “Investors,” “Events and Presentations,” and “Past Events” tabs.

# # #

Forward-Looking Statements.

This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as “believe,” “expect,” “expectation,” “anticipate,” “may,” “could,” “intend,” “belief,” “estimate,” “plan,” “target,” “predict,” “likely,” “should,” “forecast,” “outlook,” or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	market and economic conditions;

•	market trends in the categories in which we compete;

•	the success of new products and the ability to continually develop and market new products;

•	our ability to attract, retain and improve distribution with key customers;

•	our ability to continue planned advertising and other promotional spending;

•

our ability to timely execute strategic initiatives, including restructurings, and international go-to-market changes in a manner that will positively impact our financial condition and results of operations and does not disrupt our business operations;

•	the impact of strategic initiatives, including restructurings, on our relationships with employees, customers and vendors;

•	our ability to maintain and improve market share in the categories in which we operate despite heightened competitive pressure;

•	our ability to improve operations and realize cost savings;

•

our ability to acquire and integrate businesses, and to realize the projected results of acquisitions, including our ability to integrate the Nu Finish operations successfully and to achieve the anticipated cost savings, synergies, and other anticipated benefits;

•	the impact of foreign currency exchange rates and currency controls, as well as offsetting hedges, including the impact of the United Kingdom’s intention to exit the European Union;

•	the impact of raw materials and other commodity costs;

•

the impact of legislative changes or regulatory determinations or changes by federal, state and local, and foreign authorities, as well as the impact of potential changes to tax laws, policies and regulations;

•	costs and reputational damage associated with cyber-attacks or information security breaches or other events;

•	the impact of advertising and product liability claims and other litigation; and

•	compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt.

In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 14, 2017 as well as our Form 10-Q filed on Aug 1, 2018.

ENERGIZER HOLDINGS, INC.

CONSOLIDATED STATEMENT OF EARNINGS

(Condensed)

(In millions, except per share data - Unaudited)

	Quarter Ended		Twelve Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net sales	$457.2	$465.1	$1,797.7	$1,755.7
Cost of products sold (1)	249.2	251.3	966.8	944.4

Gross profit	208.0	213.8	830.9	811.3
Selling, general and administrative expense (1) (2)	106.4	97.9	421.7	361.3
Advertising and promotion expense	31.8	45.0	112.9	116.1
Research and development expense	6.5	6.0	22.4	22.0
Amortization of intangible assets	3.1	2.8	11.5	11.2
Spin restructuring	—	—	—	(3.8)
Gain on sale of real estate	—	—	(4.6)	(16.9)
Interest expense (1) (3)	50.8	13.4	98.4	53.1
Other items, net (1) (2)	2.5	(0.7)	(6.6)	(5.0)

Earnings before income taxes	6.9	49.4	175.2	273.3
Income tax provision (4)	5.4	15.3	81.7	71.8

Net earnings	$1.5	$34.1	$93.5	$201.5

Earnings per share
Basic	$0.03	$0.56	$1.56	$3.27
Diluted	$0.02	$0.55	$1.52	$3.22

Dividend per common share	$0.29	$0.275	$1.16	$1.10

Weighted average shares of common stock - Basic	59.7	61.3	59.8	61.7
Weighted average shares of common stock - Diluted	61.2	62.0	61.4	62.6

(1)	See the Supplemental Schedules - Non-GAAP Reconciliation attached which breaks out the Acquisition and integration related items included within these lines.
(2)

As a result of the adoption of ASU 2017-07 in the first fiscal quarter of 2018, the pension components other than service costs are recorded in Other items, net. This resulted in a reclassification of the $2.4 and $11.7 million pension benefit from SG&A to Other items, net for the quarter and twelve months ended September 30, 2017, respectively. The current year pension components other than service costs recorded in Other items, net was $12.9 and $7.8 million of pension expense for the quarter and twelve months ended September 30, 2018, respectively. The current year amounts include a $14.1 million settlement loss on the Canadian pension plan termination in the fourth quarter.

(3)

Includes Acquisition debt commitment fees, interest, and ticking fees of $35.6 and $41.9 for the quarter and twelve months ended September 30, 2018, respectively, associated with the Spectrum acquisition.

(4)

Income tax provision for the quarter and twelve months ended September 30, 2018, includes $8.5 and $39.1 million of one-time expense related to the enactment of the Tax Cuts and Jobs Act of 2017 (U.S. Tax Legislation) and includes $6.0 million of tax withholding expense in the twelve months ended September 30, 2018 related to cash movement to fund the Spectrum acquisition.

ENERGIZER HOLDINGS, INC.

CONSOLIDATED BALANCE SHEETS

(Condensed)

(In millions - Unaudited)

	SEPTEMBER 30,
	2018	2017
Assets
Current assets
Cash and cash equivalents	$522.1	$378.0
Trade receivables, net	230.4	230.2
Inventories	323.1	317.1
Other current assets	95.5	94.9

Total current assets	$1,171.1	$1,020.2
Restricted cash	1,246.2	—
Property, plant and equipment, net	166.7	176.5
Goodwill	244.2	230.0
Other intangible assets, net	232.7	223.8
Deferred tax asset	36.9	47.7
Other assets	81.0	125.4

Total assets	$3,178.8	$1,823.6

Liabilities and Shareholders’ Equity
Current liabilities
Current maturities of long-term debt	$4.0	$4.0
Notes payable	247.3	104.1
Accounts payable	228.9	219.3
Other current liabilities	271.0	254.6

Total current liabilities	$751.2	$582.0
Long-term debt	976.1	978.5
Long-term debt held in escrow	1,230.7	—
Other liabilities	196.3	178.0

Total liabilities	$3,154.3	$1,738.5

Shareholders’ equity
Common stock	0.6	0.6
Additional paid-in capital	217.8	196.7
Retained earnings	177.3	198.7
Treasury stock	(129.4)	(72.1)
Accumulated other comprehensive loss	(241.8)	(238.8)

Total shareholders’ equity	$24.5	$85.1

Total liabilities and shareholders’ equity	$3,178.8	$1,823.6

ENERGIZER HOLDINGS, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS

(Condensed)

(In millions - Unaudited)

	FOR THE YEARS ENDED
	SEPTEMBER 30,
	2018	2017
Cash Flow from Operating Activities
Net earnings	$93.5	$201.5
Non-cash restructuring income	—	(2.5)
Depreciation and amortization	45.1	50.2
Deferred income taxes	1.8	(4.4)
Share-based compensation expense	28.2	24.3
Gain on sale of real estate	(4.6)	(16.9)
Mandatory transition tax	33.1	—
Settlement loss on the Canadian pension plan termination	14.1	—
Other non-cash charges	7.8	6.2
Other, net	(4.7)	(28.7)
Changes in assets and liabilities used in operations, net of acquisitions
Increase in accounts receivable, net	(1.1)	(43.7)
Increase in inventories	(12.1)	(30.7)
Decrease in other current assets	2.8	20.8
Increase in accounts payable	4.4	13.4
Increase in other current liabilities	20.4	7.7

Net cash flow from operating activities	228.7	197.2

Cash Flow from Investing Activities
Capital expenditures	(24.2)	(25.2)
Proceeds from sale of assets	6.1	27.2
Acquisitions, net of cash acquired	(38.1)	—

Net cash (used by)/from investing activities	(56.2)	2.0

Cash Flow from Financing Activities
Cash proceeds from issuance of debt with original maturities greater than 90 days	1,259.9	—
Payments on debt with maturities greater than 90 days	(4.0)	(4.0)
Net increase in debt with maturities 90 days or less	143.4	36.5
Dividends paid	(70.0)	(69.1)
Debt issuance costs	(22.6)	(0.8)
Common stock repurchased	(70.0)	(59.5)
Taxes paid for withheld share-based payments	(10.4)	(10.0)

Net cash from/(used by) financing activities	1,226.3	(106.9)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(8.5)	(1.6)

Net increase in cash, cash equivalents and restricted cash	1,390.3	90.7
Cash, cash equivalents and restricted cash, beginning of period	378.0	287.3

Cash, cash equivalents and restricted cash, end of period	$1,768.3	$378.0

Cash and cash equivalents	$522.1	$378.0
Restricted cash	1,246.2	—

Total cash, cash equivalents and restricted cash	$1,768.3	$378.0

ENERGIZER HOLDINGS, INC.

Supplemental Schedules

Introduction to the Reconciliation of GAAP and Non-GAAP Measures

For the Quarter and Twelve Months ended September 30, 2018

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. (“GAAP”). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period. These non-GAAP financial measures exclude items that are not reflective of the Company’s on-going operating performance, such as acquisition and integration costs and related items, settlement loss on pension plan termination, gains on sale of real estate and related to the spin, and the one-time impact of the new U.S. tax legislation. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations, acquisition activity as well as other company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, global marketing expenses, R&D expenses, amortization expense, interest expense, other items, net, and charges related to acquisition and integration, settlement loss on pension plan termination, gains on sale of real estate and the spin-off have all been excluded from segment profit.

Adjusted Earnings Before Taxes, Adjusted Net Earnings and Adjusted Diluted EPS. These measures exclude the impact of the costs related to acquisition and integration, settlement loss on pension plan termination, gains on sale of real estate and the spin-off and the one-time impact of the new U.S. tax legislation.

Ex-unusual Tax Rate. This is the tax rate when excluding the pre-tax impact of acquisition and integration, settlement loss on pension plan termination and gains on sale of real estate and the spin-off, as well as the related tax impact for these items, calculated utilizing the statutory rate for where the costs were incurred, as well as the one-time impact of the new U.S. tax legislation.

Organic. This is the non-GAAP financial measurement of the change in revenue, segment profit or other margins that excludes or otherwise adjusts for the impact of acquisitions, operations in Argentina, and the impact of currency from the changes in foreign currency exchange rates as defined below:

Impact of acquisition. The Company acquired the Nu Finish business on July 2, 2018. This includes the impact of the Nu Finish on-going operations contributed to each respective income statement caption. This does not include the impact of acquisition and integration costs associated with the Nu Finish acquisition or the anticipated Spectrum acquisition.

Change in Argentina operations. The Company is presenting separately all changes in sales and segment profit from our Argentina affiliate due to the designation of the economy as highly inflationary as of July 1, 2018. For presentation purposes, the Company has recast Argentina’s prior period operations as well.

Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The impact of currency is the difference between the value of current year foreign operations at the current period ending USD exchange rate, compared to the value of the current year foreign operations at the prior period ending USD exchange rate.

Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin, and adjusted SG&A as a percent of sales are also supplemental non-GAAP measure disclosures. These measures exclude the impact of costs related to acquisition and integration.

Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales. Adjusted Free Cash Flow is defined as Free Cash Flow excluding the cash payments for acquisition and integration costs. These cash payments are net of the statutory tax benefit associated with the payment.

Non-GAAP Outlook. For our fiscal year 2019 outlook, the Company is unable to provide reconciliation to the full year Adjusted EPS range of $3.40 to $3.50 and Adjusted Free Cash flow of approximately $238 million to comparable GAAP measures due to the uncertainty regarding the timing and amount of future acquisition and integration costs and related cash payments. Given the uncertainty of the exact closing date, we are unable to forecast the amount of acquisition and integration costs that will be incurred in fiscal 2019.

Energizer Holdings, Inc.

Supplemental Schedules - Segment Information and Supplemental Sales Data

For the Quarter and Twelve Months ended September 30, 2018

Operations for Energizer are managed via two major geographic reportable segments: Americas and International. Prior to January 1, 2018, the International segment was reported as two separate geographic reportable segments: Europe, Middle East and Africa (EMEA) and Asia Pacific. The Company changed its reporting structure to reflect how the Company is managing the operations as well as what the chief operating decision maker is reviewing to make organizational decisions about resource allocation. The prior period segment information has been recast to reflect the current reportable segment structure of the Company.

Energizer’s operating model includes a combination of standalone and shared business functions between the geographic segments, varying by country and region of the world. Shared functions include IT and finance shared service costs. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and do not represent the costs of such services if performed on a standalone basis.

Segment sales and profitability for the quarter and twelve months ended September 30, 2018 and 2017, respectively, are presented below:

	For the Quarter Ended		For the Twelve Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Net Sales
Americas	$297.1	$299.6	$1,135.6	$1,111.8
International	160.1	165.5	662.1	643.9

Total net sales	$457.2	$465.1	$1,797.7	$1,755.7
Segment Profit
Americas	$86.9	$72.8	$326.1	$310.0
International	33.7	33.2	149.6	143.0

Total segment profit	$120.6	$106.0	$475.7	$453.0
General corporate and other expenses (1) (2)	$(26.3)	$(26.4)	$(97.3)	$(92.5)
Global marketing expense (1)	(6.0)	(9.5)	(19.0)	(21.5)
Research and development expense	(6.5)	(6.0)	(22.4)	(22.0)
Amortization of intangible assets	(3.1)	(2.8)	(11.5)	(11.2)
Acquisition and integration costs (3) (4) (5)	(43.6)	0.8	(84.6)	(8.4)
Spin restructuring	—	—	—	3.8
Settlement loss on Canadian pension plan termination (4)	(14.1)	—	(14.1)	—
Gain on sale of real estate	—	—	4.6	16.9
Interest expense (5)	(15.2)	(13.4)	(56.5)	(53.1)
Other items, net (2)(4)	1.1	0.7	0.3	8.3

Total earnings before income taxes	$6.9	$49.4	$175.2	$273.3

(1)	Recorded in SG&A in the unaudited Consolidated Statement of Earnings.
(2)

As a result of the adoption of ASU 2017-07 in the first fiscal quarter of 2018, a $2.4 and $11.7 million benefit was reclassified from SG&A to Other items, net for the quarter and twelve months ended September 30, 2017, respectively.

(3)	See the Supplemental Schedules - Non-GAAP Reconciliation for where these charges are recorded in unaudited Consolidated Statement of Earnings.
(4)

The quarter and twelve months ended September 30, 2018 on the unaudited Consolidated Statement of Earnings for Other items, net, included income of $10.5 million and $20.4 million, respectively, and the twelve months ended September 30, 2017 included expense of $3.3 million of acquisition and integration costs, which have been reclassified for purposes of the reconciliation above. The quarter and twelve months ended September 30, 2018 Other items, net also included the $14.1 million settlement loss on Canadian pension plan termination, which has been reclassified for the reconciliation above.

(5)

The quarter and twelve months ended September 30, 2018 on the unaudited Consolidated Statement of Earnings for Interest expense, included $35.6 million and $41.9 million, respectively, of acquisition debt commitment fees, ticking fees and interest expense which have been reclassified for purposes of the reconciliation above.

Supplemental product information is presented below for revenues from external customers:

	For the Quarter Ended		For the Twelve Months Ended
	September 30,		September 30,
Net Sales	2018	2017	2018	2017
Batteries	$407.8	$409.4	$1,612.7	$1,548.2
Other	49.4	55.7	185.0	207.5

Total net sales	$457.2	$465.1	$1,797.7	$1,755.7

Energizer Holdings, Inc.

Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation

For the Quarter and Twelve Months ended September 30, 2018

(In millions, except for per share data - Unaudited)

The following tables provide a reconciliation of earnings before income taxes, net earnings and net earnings per diluted share to adjusted earnings before income taxes, adjusted net earnings and adjusted net earnings per diluted share, which are non-GAAP measures.

		Quarter Ended September 30,
	Earnings Before
(in millions, except per share data)	Income Taxes		Net Earnings		Diluted EPS
	2018	2017	2018	2017	2018	2017
Reported - GAAP	$6.9	$49.4	$1.5	$34.1	$0.02	$0.55
Impacts: Expense (Income)
Acquisition and integration costs (1)	43.6	(0.8)	30.4	(0.5)	0.50	(0.01)
Settlement loss on Canadian pension plan termination (2)	14.1	—	10.4	—	0.17	—
One-time impact of the new U.S. Tax Legislation	—	—	8.5	—	0.14	—

Adjusted - Non-GAAP (3)	$64.6	$48.6	$50.8	$33.6	$0.83	$0.54

Weighted average shares - Diluted					61.2	62.0

		Twelve Months Ended September 30,
	Earnings Before
(in millions, except per share data)	Income Taxes		Net Earnings		Diluted EPS
	2018	2017	2018	2017	2018	2017
Reported - GAAP	$175.2	$273.3	$93.5	$201.5	$1.52	$3.22
Impacts: Expense (Income)
Acquisition and integration costs (1)	84.6	8.4	61.6	4.2	1.00	0.06
Acquisition withholding tax (4)	—	—	6.0	—	0.10	—
Settlement loss on Canadian pension plan termination (2)	14.1	—	10.4	—	0.17	—
Gain on sale of real estate	(4.6)	(16.9)	(3.5)	(16.5)	(0.06)	(0.26)
Spin restructuring	—	(3.8)	—	(2.4)	—	(0.04)
One-time impact of the new U.S. Tax Legislation	—	—	39.1	—	0.64	—

Adjusted - Non-GAAP (5)	$269.3	$261.0	$207.1	$186.8	$3.37	$2.98

Weighted average shares - Diluted					61.4	62.6

(1)	See Supplemental Schedules - Statement of Earnings Reconciliation for where these costs are recorded on the unaudited Consolidated Statement of Earnings.
(2)	Represents the actuarial losses that were previously recorded to other comprehensive income, and then recognized to Other items, net upon the termination of our Canadian pension plans.
(3)

The effective tax rate for the three months ended September 30, 2018 and 2017 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 21.4% and 30.9%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The net tax impact associated with the non-GAAP adjustments highlighted in the table was expense of $8.4 million and a benefit of $0.3 million, respectively, for the quarters ended September 30, 2018 and 2017.

(4)	Represents the tax withholding expense related to cash movement to fund the Spectrum acquisition.
(5)

The effective tax rate for the twelve months ended September 30, 2018 and 2017 for the Adjusted - Non-GAAP Net Earnings and Diluted EPS was 23.1% and 28.4%, respectively, as calculated utilizing the statutory rate for where the costs were incurred. The net tax impact associated with the non-GAAP adjustments highlighted in the table was a benefit of $19.5 million and expense of $2.4 million, respectively, for the years ended September 30, 2018 and 2017.

Energizer Holdings, Inc.

Supplemental Schedules - Segment Sales

For the Quarter and Twelve Months Ended September 30, 2018

(In millions, except per share data - Unaudited)

Net Sales

Americas	Q1’18	% Chg	Q2’18	% Chg	Q3’18	% Chg	Q4’18	% Chg	FY ‘18	% Chg
Net sales - prior year	$365.1		$218.5		$228.6		$299.6		$1,111.8
Organic	5.8	1.6%	4.1	1.9%	12.3	5.4%	(1.7)	(0.6)%	20.5	1.8%
Impact of acquisition	—	—%	—	—%	—	—%	2.2	0.7%	2.2	0.2%
Change in Argentina operations *	0.3	0.1%	—	—%	(0.2)	(0.1)%	(2.0)	(0.7)%	(1.9)	(0.2)%
Impact of currency	1.9	0.5%	1.5	0.7%	0.6	0.3%	(1.0)	(0.2)%	3.0	0.3%

Net sales - current year	$373.1	2.2%	$224.1	2.6%	$241.3	5.6%	$297.1	(0.8)%	$1,135.6	2.1%

International
Net sales - prior year	$194.5		$140.5		$143.4		$165.5		$643.9
Organic	(1.3)	(0.7)%	0.3	0.2%	4.3	3.0%	(1.3)	(0.8)%	2.0	0.3%
Impact of acquisition	—	—%	—	—%	—	—%	0.1	0.1%	0.1	—%
Impact of currency	7.0	3.6%	9.5	6.8%	3.8	2.6%	(4.2)	(2.6)%	16.1	2.5%

Net sales - current year	$200.2	2.9%	$150.3	7.0%	$151.5	5.6%	$160.1	(3.3)%	$662.1	2.8%

Total Net Sales
Net sales - prior year	$559.6		$359.0		$372.0		$465.1		$1,755.7
Organic	4.5	0.8%	4.4	1.2%	16.6	4.5%	(3.0)	(0.6)%	22.5	1.3%
Impact of acquisition	—	—%	—	—%	—	—%	2.3	0.5%	2.3	0.1%
Change in Argentina operations *	0.3	0.1%	—	—%	(0.2)	(0.1)%	(2.0)	(0.4)%	(1.9)	(0.1)%
Impact of currency	8.9	1.5%	11.0	3.1%	4.4	1.2%	(5.2)	(1.2)%	19.1	1.1%

Net sales - current year	$573.3	2.4%	$374.4	4.3%	$392.8	5.6%	$457.2	(1.7)%	$1,797.7	2.4%

Segment Profit

Americas	Q1’18	% Chg	Q2’18	% Chg	Q3’18	% Chg	Q4’18	% Chg	FY ‘18	% Chg
Segment Profit - prior year	$123.1		$60.5		$53.6		$72.8		$310.0
Organic	(1.8)	(1.5)%	(5.6)	(9.3)%	6.6	12.3%	14.5	19.9%	13.7	4.4%
Impact of acquisition	—	—%	—	—%	—	—%	0.9	1.2%	0.9	0.3%
Change in Argentina operations *	0.4	0.3%	(0.2)	(0.3)%	(0.1)	(0.2)%	(0.7)	(1.0)%	(0.6)	(0.2)%
Impact of currency	1.4	1.2%	1.0	1.7%	0.3	0.6%	(0.6)	(0.7)%	2.1	0.7%

Segment Profit - current year	$123.1	—%	$55.7	(7.9)%	$60.4	12.7%	$86.9	19.4%	$326.1	5.2%

International
Segment Profit - prior year	$50.8		$33.3		$25.7		$33.2		$143.0
Organic	(6.0)	(11.8)%	(5.5)	(16.5)%	4.0	15.6%	3.8	11.4%	(3.7)	(2.6)%
Impact of acquisition	—	—%	—	—%	—	—%	—	—%	—	—%
Impact of currency	4.4	8.7%	6.3	18.9%	2.9	11.2%	(3.3)	(9.9)%	10.3	7.2%

Segment Profit - current year	$49.2	(3.1)%	$34.1	2.4%	$32.6	26.8%	$33.7	1.5%	$149.6	4.6%

Total Segment Profit
Segment Profit - prior year	$173.9		$93.8		$79.3		$106.0		$453.0
Organic	(7.8)	(4.5)%	(11.1)	(11.8)%	10.6	13.4%	18.3	17.3%	10.0	2.2%
Impact of acquisition	—	—%	—	—%	—	—%	0.9	0.8%	0.9	0.2%
Change in Argentina operations*	0.4	0.2%	(0.2)	(0.2)%	(0.1)	(0.1)%	(0.7)	(0.7)%	(0.6)	(0.1)%
Impact of currency	5.8	3.4%	7.3	7.7%	3.2	4.0%	(3.9)	(3.6)%	12.4	2.7%

Segment Profit - current year	$172.3	(0.9)%	$89.8	(4.3)%	$93.0	17.3%	$120.6	13.8%	$475.7	5.0%

*

Prior periods have been recast to remove the Impact of Argentina operations from the previously reported Organic or Impact of currency amounts for comparative purposes due to its designation as a highly inflationary economy as of July 1, 2018.

Energizer Holdings, Inc.

Supplemental Schedules - Statement of Earnings Reconciliation

For the Quarter and Twelve Months Ended September 30, 2018

(In millions, except per share data - Unaudited)

Gross Profit	Q1’18	Q2’18	Q3’18	Q4’18	Q1’17	Q2’17	Q3’17	Q4’17	2018	2017
Net Sales	$573.3	$374.4	$392.8	$457.2	$559.6	$359.0	$372.0	$465.1	$1,797.7	$1,755.7
Cost of products sold - adjusted	295.0	205.9	216.7	249.0	288.0	190.9	213.1	251.3	966.6	943.3
Adjusted Gross Profit	$278.3	$168.5	$176.1	$208.2	$271.6	$168.1	$158.9	$213.8	$831.1	$812.4
Adjusted Gross Margin	48.5%	45.0%	44.8%	45.5%	48.5%	46.8%	42.7%	46.0%	46.2%	46.3%
Acquisition and integration costs	—	—	—	0.2	—	0.2	0.9	—	0.2	1.1
Reported Cost of products sold	295.0	205.9	216.7	249.2	288.0	191.1	214.0	251.3	966.8	944.4
Reported Gross Profit	$278.3	$168.5	$176.1	$208.0	$271.6	$167.9	$158.0	$213.8	$830.9	$811.3
Reported Gross Margin	48.5%	45.0%	44.8%	45.5%	48.5%	46.8%	42.5%	46.0%	46.2%	46.2%

SG&A	Q1’18	Q2’18	Q3’18	Q4’18	Q1’17	Q2’17	Q3’17	Q4’17	2018	2017
Segment SG&A	$71.2	$61.6	$63.2	$60.7	$65.0	$60.1	$62.4	$69.0	$256.7	$256.5
Corporate SG&A	21.8	24.8	24.6	26.1	17.2	29.5	19.6	26.1	97.3	92.4
Global Marketing	0.5	1.3	1.7	1.3	1.4	1.6	1.8	3.6	4.8	8.4
SG&A Adjusted - subtotal	$93.5	$87.7	$89.5	$88.1	$83.6	$91.2	$83.8	$98.7	$358.8	$357.3
SG&A Adjusted % of Net Sales	16.3%	23.4%	22.8%	19.3%	14.9%	25.4%	22.5%	21.2%	20.0%	20.4%
Acquisition and integration costs	5.7	16.5	22.4	18.3	0.8	1.5	2.5	(0.8)	62.9	4.0
Reported SG&A	$99.2	$104.2	$111.9	$106.4	$84.4	$92.7	$86.3	$97.9	$421.7	$361.3
Reported SG&A % of Net Sales	17.3%	27.8%	28.5%	23.3%	15.1%	25.8%	23.2%	21.0%	23.5%	20.6%

Acquisition and integration	Q1’18	Q2’18	Q3’18	Q4’18	Q1’17	Q2’17	Q3’17	Q4’17	2018	2017
Cost of products sold	$—	$—	$—	$0.2	$—	$0.2	$0.9	$—	$0.2	$1.1
SG&A	5.7	16.5	22.4	18.3	0.8	1.5	2.5	(0.8)	62.9	4.0
Interest expense	—	2.9	3.4	35.6	—	—	—	—	41.9	—
Other items, net	—	—	—	—	—	—	3.3	—	—	3.3
Acquisition and integration costs-subtotal	$5.7	$19.4	$25.8	$54.1	$0.8	$1.7	$6.7	$(0.8)	$105.0	$8.4
Interest income (Other items, net)	—	—	—	(5.2)	—	—	—	—	(5.2)	—
Acquisition foreign currency gains (Other items, net)	—	—	(9.9)	(5.3)	—	—	—	—	(15.2)	—
Acquisition and integration related items	$5.7	$19.4	$15.9	$43.6	$0.8	$1.7	$6.7	$(0.8)	$84.6	$8.4

Other items, net	Q1’18	Q2’18	Q3’18	Q4’18	Q1’17	Q2’17	Q3’17	Q4’17	2018	2017
Interest income	$(0.5)	$(0.3)	$(0.4)	$(0.2)	$(0.4)	$(0.6)	$(0.5)	$(0.5)	$(1.4)	$(2.0)
Interest income on restricted cash	—	—	—	(5.2)	—	—	—	—	(5.2)	—
Foreign currency exchange loss	4.1	2.9	0.7	0.4	1.9	(0.5)	1.1	2.2	8.1	4.7
Pension benefit other than service costs	(1.7)	(1.7)	(1.7)	(1.2)	(3.1)	(3.1)	(3.1)	(2.4)	(6.3)	(11.7)
Settlement loss on the Canadian pension plan termination	—	—	—	14.1	—	—		—	14.1	—
Acquisition foreign currency gains	—	—	(9.9)	(5.3)	—	—		—	(15.2)	—
Loss on sale of promotional business	—	—	—	—	—	—	3.3	—	—	3.3
Other	(0.6)	—	—	(0.1)	$—	$—	$0.7	$—	(0.7)	0.7
Total Other items, net	$1.3	$0.9	$(11.3)	$2.5	$(1.6)	$(4.2)	$1.5	$(0.7)	$(6.6)	$(5.0)

Energizer Holdings, Inc.

Supplemental Schedules - Statement of Earnings Reconciliation

For the Quarter and Twelve Months Ended September 30, 2018

(In millions, except per share data - Unaudited)

Free Cash Flow	2018	2017
Net cash from operating activities	$228.7	$197.2
Capital expenditures	(24.2)	(25.2)
Proceeds from sale of assets	6.1	27.2
Free Cash Flow - subtotal	$210.6	$199.2
Acquisition and integration related payments	27.2	4.3
Adjusted Free Cash Flow	$237.8	$203.5